Exhibit 99.1

July 22, 2019	Analyst Contact:	Brandon Lohse 918-947-7472
	Media Contact:	Leah Harper 918-947-7123

ONE Gas Declares Quarterly Dividend

TULSA, Okla. - July 22, 2019 - The board of directors of ONE Gas, Inc. (NYSE: OGS) today declared a quarterly dividend of 50 cents per share of common stock, payable Sept. 3, 2019, to shareholders of record at the close of business Aug. 12, 2019.

ONE Gas announced previously that it expects the quarterly dividend to be 50 cents per share in 2019, or $2.00 per share on an annualized basis, with annual dividend growth of 7 to 9 percent between 2018 and 2023, with a target dividend payout ratio of 55 to 65 percent of net income, all subject to its board of directors’ approval.

ONE Gas, Inc. (NYSE: OGS) is a 100-percent regulated natural gas utility, and trades on the New York Stock Exchange under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index and is one of the largest natural gas utilities in the United States.

ONE Gas, headquartered in Tulsa, Oklahoma, provides natural gas distribution services to more than 2 million customers in Kansas, Oklahoma and Texas. Its divisions include Kansas Gas Service, the largest natural gas distributor in Kansas; Oklahoma Natural Gas, the largest in Oklahoma; and Texas Gas Service, the third largest in Texas, in terms of customers.

For more information, visit the website at www.onegas.com.

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